Exhibit 3.530
BY-LAWS
OF
GOLDEN WASTE DISPOSAL, INC.
ARTICLE ONE
OFFICES
1.1 The address of the registered office of the corporation is:
P. O. Box 7766
128 First Street, Suite 225
Tifton, Georgia 31794.
ARTICLE TWO
CAPITAL STOCK
2.1 Certificates of stock shall be numbered in the order in which they are issued. They shall be signed by the president and secretary and the seal of the corporation shall be affixed thereto. On the stub of each certificate shall be entered the name of the person owning the shares, the number of shares, and the date of issue. Certificates of stock exchange or return shall be cancelled by the secretary and placed in their original place in the stock book.
2.2 Transfers of stock shall be made on the stock books of the corporation by the holder in person or by power of attorney, or surrender of the old certificate for such shares, duly assigned.

ARTICLE THREE
SHAREHOLDERS’ MEETINGS
3.1 The annual meeting of stockholders of the corporation shall be held during the month of September of each year within or without the state of Georgia at such time and place as may from time to time be fixed by the board of directors.
3.2 At all meetings of stockholders, the holders of common stock shall be entitled to cast their one vote for each share of common stock, either in person or by written proxy.
3.3 Special meetings of the stockholders may be called at any time by the president or any holder or holders of as much as one-third of the outstanding capital stock of the corporation upon not less than ten nor more than thirty days’ notice, either mailed to the last known address or personally given to each stockholder. Notice of a special meeting may be waived by instrument in writing. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof.
3.4 Notice of any special meeting of stockholders shall state the purpose or purposes for which the meeting is called.

3.5 At all meetings of stockholders a majority of the outstanding shares of stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day.
3.6 Any action to be taken at a meeting of the stockholders of the corporation, or any action that may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.
ARTICLE FOUR
DIRECTORS
4.1 Subject to these by-laws, or any lawful agreement between the stockholders, the full and entire management of the affairs and business of the corporation shall be vested in the board of directors, which shall have and may exercise all of the powers that may be exercised or performed by the corporation.
4.2 The board of directors shall consist of not less than two nor more than five members, the precise number to be fixed by resolution of the stockholders from time to time.

They shall be elected at the annual meeting of the stockholders and shall serve for a term of one year and until their successors are elected. A majority of said directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the board of directors shall require the affirmative vote of a majority of the directors present at the meeting.
4.3 The directors may fill the place of any director which may become vacant prior to the expiration of his term, such appointment by the directors to continue until the expiration of the term of the director whose place has become vacant.
4.4 The directors shall meet annually following the annual meeting of the stockholders. Special meetings of the directors may be called at any time by the president or by any two directors, on two days’ notice. Notice of any such meeting may be waived by instrument in writing. Attendance in person at such meeting shall constitute a waiver of notice thereof. The signature of any director approving the minutes of any meeting of the board of directors, entered thereon, shall be effective to the same extent as if such director had been present at the meeting. Any meeting of the board of directors may be held within or without the state of Georgia at such place as may be determined by the person or persons calling the meeting.
4.5 Any action to be taken at a meeting of the directors, or any action that may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.
ARTICLE FIVE
OFFICERS
5.1 The officers of the corporation shall consist of a president, one or more vice-presidents, a secretary and a treasurer. The officers shall be elected by the directors and shall serve at the pleasures of the board of directors.
5.2 The president shall be the chief executive officer of the corporation and shall have general and active management of the operation of the corporation. He shall be responsible for the administration of the corporation, including general supervision of the policies of the corporation, general and active management of the financial affairs of the corporation, and shall execute bonds, mortgages or other contracts under the seal of the corporation. He shall only borrow money on behalf of the corporation pursuant to specific authority from the board of directors. The president shall have the authority to institute or defend legal proceedings when directors are deadlocked.
5.3 The vice-president shall perform such duties as are generally performed by vice-presidents. The vice-president shall perform such other duties and exercise such other powers as the board of directors or president shall request or delegate. The assistant vice-presidents shall have such powers, and shall perform such duties, as may be prescribed from time to time by the board of directors or the president.

5.4 The secretary shall keep minutes of all meetings of the stockholders and directors and have charge of the minutes books, stock books and seal of the corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the president or the board of directors.
5.5 The treasurer shall be charged with the management of the financial affairs of the corporation and shall have the power to recommend action concerning the corporation’s affairs to the president.
5.6 Assistants to the secretary and treasurer may be appointed by and shall have such duties as shall be delegated to them by the president or the board of directors.

ARTICLE SIX
SEAL
6.1 The seal of the corporation shall be in such form as the board of directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the company followed by the word “Seal” enclosed in parentheses or scroll, shall be deemed the seal of the corporation. The seal shall be in the custody of the secretary and affixed by him on the certificates of stock and such other papers as may be directed by law, by these by-laws or by the board of directors.
ARTICLE SEVEN
AMENDMENT
7.1 These by-laws may be amended at any meeting of the stockholders by the affirmative vote of a majority of the issued and outstanding common stock of the corporation.
          ADOPTED this 26 day of Sept, 1988.

/s/ Betty E. Golden BETTY E. GOLDEN,
Secretary Golden Waste Disposal, Inc.

APPROVED:	[SEAL]

/s/ Richard B. Golden	C:19.1
Richard B. Golden, President	By-Laws